EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to 1,510,000 ordinary shares of Gilat Satellite Networks Ltd. (the “Company”), of which 1,135,000 Ordinary Shares are issuable upon exercise of options previously granted and that may be granted in the future under the Company’s 2003 Stock Option Plan and 375,000 are issuable upon the exercise of options granted to certain executives of the Company, of our report dated February 2, 2005, with respect to the Company’s consolidated financial statements included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission

/S/ —————————————— Kost Forer, Gabbay and Kasierer (A member of Ernst & Young Global)

Tel Aviv, Israel
March 17, 2005